Exhibit 3.6

State of Delaware
Secretary of State
Division of Corporations
Delivered 09:55 AM 11/08/2005
FILED 09:55 AM 11/08/2005
SRV 050910107 - 2211104 FILE

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT OF
RESTATED CERTIFICATE OF INCORPORATION

IFT CORPORATION, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware.

DOES HEREBY CERTIFY:

FIRST: Pursuant to Section 228 of the Delaware General Corporation Law, as amended, and Article I, Section 7 of IFT’s Bylaws, with respect to a written consent of 75.07 % of the outstanding shares of Common Stock at the close of business on September 30, 2005, and a unanimous resolution of the Board of Directors of the corporation, setting forth proposed amendments to the Restated Certificate of Incorporation, as amended from time to time, of said corporation, declaring said amendments to be advisable and for consideration thereof. The resolutions setting forth the proposed amendments are as follows:

RESOLVED, that the Restated Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "FIRST" so that, as amended, said Article shall be and read as follows:

"FIRST: Name. The name of the corporation is LAPOLLA INDUSTRIES, INC."

RESOLVED, that the Restated Certificate of Incorporation of this corporation be amended by changing the Article and Section thereof numbered "FOURTH", Section "A", so that, as amended, said Article's Section shall be and read as follows:

"FOURTH: Capital Stock. A. The total number of shares of stock which the Corporation shall have the authority to issue is Sixty Seven Million (67,000,000) shares of which Sixty Five Million (65,000,000) shall be common stock of the par value of One Cent ($.01) per share (hereinafter called the "Common Stock") and of which Two Million (2,000,000) shares shall be preferred stock of the par value of One Dollar ($1.00) per share (hereinafter called the "Preferred Stock")."

SECOND: That thereafter, pursuant to Section 228 of the Delaware General Corporation Law, as amended, and resolutions of its Board of Directors, consents in writing, in lieu of and without a meeting, without prior notice and without a vote, were duly executed wherein the necessary number of shares as required by statute, were voted in favor of the amendments.

THIRD: That said amendments were duly adopted in accordance with the provision of Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: That the capital of said corporation shall not be reduced under or by reason of said amendments.

IN WITNESS WHEREOF, said IFT CORPORATION has caused this certificate to be signed by Michael T. Adams, an Authorized Officer, this 8th day of November, 2005.

BY: /s/ Michael T. Adams, CEO
TITLE OF OFFICER: Chief Executive Officer